Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This SECOND AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of September 24, 2021, is entered into by and among the following parties:

(i)	ENLINK MIDSTREAM FUNDING, LLC, a Delaware limited liability company, as Borrower (the “Borrower”);

(ii)	ENLINK MIDSTREAM OPERATING, LP, a Delaware limited partnership, as initial Servicer (the “Servicer”);

(iii)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Lender and Administrative Agent (in such capacity, the “Administrative Agent”); and

(iv)	PNC CAPITAL MARKETS LLC, as Structuring Agent (in such capacity, the “Structuring Agent”) and Sustainability Agent (in such capacity, the “Sustainability Agent”).

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A.            The parties hereto have entered into a Receivables Financing Agreement, dated as of October 21, 2020 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B.             Concurrently herewith, the Borrower, PNC, as Administrative Agent, the Structuring Agent and the Sustainability Agent are entering into a Second Amended and Restated Administrative Agent Fee Letter, dated as of the date hereof (the “Administrative Agent Fee Letter”).

C.             Concurrently herewith, the Borrower and PNC, as Administrative Agent and as a Lender, are entering into a Second Amended and Restated Lender Fee Letter, dated as of the date hereof (the “Lender Fee Letter”).

D.	The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended by adding the text marked with double-underlining and deleting the ~~struck through~~ text, in each case as set forth in Exhibit A attached hereto.

SECTION 2. Representations and Warranties of the Borrower and Servicer. Each of the Borrower and the Servicer hereby represents and warrants to each of the parties hereto as of the date hereof as follows:

(a)         Representations and Warranties. Each of the representations and warranties made by it under the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof (unless such representations and warranties are stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(b)         Enforceability. The execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are its valid and legally binding obligations, enforceable in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)         No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment or the transactions contemplated hereby.

SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof, subject to the satisfaction of each of the following conditions precedent:

(a)         receipt by the Administrative Agent of counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b)         receipt by the Administrative Agent of counterparts of the Administrative Agent Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;

(c)         receipt by the Administrative Agent of counterparts of the Lender Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;

(d)         receipt by the Administrative Agent of (x) a certificate of the Secretary (or similar officer) of the Borrower, the Servicer and the Performance Guarantor certifying as to (i) attached copies of the organizational documents of such Person (or certifying that there have been no changes to such organizational documents since the applicable certificate delivered pursuant to Section 6.01 of the Receivables Financing Agreement on the Closing Date), (ii) the names and true signatures of the incumbent officers of such Person authorized to sign this Amendment or any of the other Transaction Documents, as applicable, and any other documents to be delivered by it hereunder or thereunder or in connection herewith or therewith, and (iii) attached copies of the resolutions or written consent, as applicable, of the board of directors (or equivalent governing body) of such Person required to authorize the execution, delivery and performance by it of this Amendment and the transactions contemplated hereby, and (y) copies of a certificate issued by the Secretary of State of the applicable state of organization as to the legal existence and good standing of such Person;

(e)         receipt by the Administrative Agent of a favorable written opinion of Baker Botts L.L.P. addressed to the Administrative Agent and each Lender, dated as of the date hereof, in form and substance reasonably satisfactory to the Administrative Agent, as to certain enforceability and corporate matters; and

(f)         evidence received by the Administrative Agent that the Borrower shall have paid in full all fees and other amounts due and payable on or prior to the date hereof pursuant to the Transaction Documents, including the “Closing Fee” under and as defined in the Administrative Agent Fee Letter, to the extent invoiced, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Mayer Brown LLP.

SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 8. GOVERNING LAW; JURISDICTION.

(a)         THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)         EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Performance Guarantor Acknowledgment and Consent. The Performance Guarantor hereby acknowledges the parties’ entry into this Amendment and consents to the terms and conditions hereof, it being understood that such terms and conditions may affect the extent of the Guaranteed Obligations (as defined in the Performance Guaranty) for which the Performance Guarantor may be liable under the Performance Guaranty. The Performance Guarantor further confirms and agrees that the Performance Guaranty remains in full force and effect after giving effect to this Amendment and, for the avoidance of doubt, acknowledges that any amendment herein to a defined term in the Receivables Financing Agreement shall apply to terms in the Performance Guaranty which are defined by reference to the Receivables Financing Agreement.

SECTION 10. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

ENLINK MIDSTREAM FUNDING, LLC,
as Borrower

By:	/s/ Pablo G. Mercado
Name: Pablo G. Mercado
Title: Executive Vice President and Chief Financial Officer

ENLINK MIDSTREAM OPERATING, LP,
as the Servicer

By: EnLink Midstream Operating GP, LLC, its general partner

By:	/s/ Pablo G. Mercado
Name: Pablo G. Mercado
Title: Executive Vice President and Chief Financial Officer

PNC/EnLink: Second Amendment to RFA

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent and Sustainability Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC/EnLink: Second Amendment to RFA

Solely with respect to Section 9:

ENLINK MIDSTREAM, LLC,
as Performance Guarantor

By: EnLink Midstream Manager, LLC, its managing member

By:	/s/ Pablo G. Mercado
Name: Pablo G. Mercado
Title: Executive Vice President and Chief Financial Officer

PNC/EnLink: Second Amendment to RFA

EXHIBIT A

[Attached]

CONFORMED COPY through:

First Amendment: February 26, 2021

Second Amendment: September 24, 2021

RECEIVABLES FINANCING AGREEMENT

Dated as of October 21, 2020

by and among

ENLINK MIDSTREAM FUNDING, LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

ENLINK MIDSTREAM OPERATING, LP,
as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent and Sustainability Agent

Page

ARTICLE I DEFINITIONS	1
SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Other Interpretative Matters	~~36~~37
ARTICLE II TERMS OF THE LOANS	~~36~~37
SECTION 2.01. Loan Facility	~~36~~37
SECTION 2.02. Making Loans; Repayment of Loans	~~37~~38
SECTION 2.03. Interest and Fees	~~39~~40
SECTION 2.04. Records of Loans	~~39~~40
SECTION 2.05. Selection of Interest Rates and Tranche Periods	~~39~~40
SECTION 2.06. Defaulting Lenders	~~40~~41
ARTICLE III [RESERVED]	~~40~~42
ARTICLE IV SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS	~~40~~42
SECTION 4.01. Settlement Procedures	~~40~~42
SECTION 4.02. Payments and Computations, Etc.	~~43~~44
ARTICLE V INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST	~~44~~45
SECTION 5.01. Increased Costs	~~44~~45
SECTION 5.02. Funding Losses	~~45~~46
SECTION 5.03. Taxes	~~46~~47
SECTION 5.04. Inability to Determine Adjusted LIBOR or LMIR; Change in Legality
SECTION 5.05. Security Interest	~~51~~52
SECTION 5.06. Benchmark Replacement Setting	~~51~~53
SECTION 5.07. Designation of a Different Lending Office	~~59~~61
ARTICLE VI CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS	~~60~~62
SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension	~~60~~62
SECTION 6.02. Conditions Precedent to All Credit Extensions	~~60~~62
SECTION 6.03. Conditions Precedent to All Releases	~~61~~63
ARTICLE VII REPRESENTATIONS AND WARRANTIES	~~61~~63
SECTION 7.01. Representations and Warranties of the Borrower	~~61~~63

-i-

(continued)

Page

SECTION 7.02. Representations and Warranties of the Servicer	~~67~~69
ARTICLE VIII COVENANTS	~~70~~72
SECTION 8.01. Covenants of the Borrower	~~70~~72
SECTION 8.02. Covenants of the Servicer	~~80~~82
SECTION 8.03. Separate Existence of the Borrower	~~87~~89
ARTICLE IX ADMINISTRATION, COLLECTION AND INSURANCE OF RECEIVABLES	~~91~~93
SECTION 9.01. Appointment of the Servicer	~~91~~93
SECTION 9.02. Duties of the Servicer	~~92~~94
SECTION 9.03. Collection Account Arrangements	~~93~~95
SECTION 9.04. Enforcement Rights	~~93~~96
SECTION 9.05. Responsibilities of the Borrower	~~95~~97
SECTION 9.06. Servicing Fee	~~95~~98
SECTION 9.07. Credit Insurance Policies	~~95~~98
ARTICLE X EVENTS OF DEFAULT	~~98~~100
SECTION 10.01. Events of Default	~~98~~100
ARTICLE XI THE ADMINISTRATIVE AGENT	~~102~~105
SECTION 11.01. Authorization and Action	~~102~~105
SECTION 11.02. Administrative Agent’s Reliance, Etc.	~~102~~105
SECTION 11.03. Administrative Agent and Affiliates	~~103~~105
SECTION 11.04. Indemnification of Administrative Agent	~~103~~106
SECTION 11.05. Delegation of Duties	~~103~~106
SECTION 11.06. Action or Inaction by Administrative Agent	~~103~~106
SECTION 11.07. Notice of Events of Default; Action by Administrative Agent	~~103~~106
SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties	~~104~~106
SECTION 11.09. Successor Administrative Agent	~~104~~107
SECTION 11.10. Structuring Agent ~~105~~ and Sustainability Agent	107
SECTION 11.11. LIBOR Notification	~~105~~108
SECTION 11.12. Erroneous Payments	108
ARTICLE XII [RESERVED]	~~105~~110

-ii-

(continued)

Page

ARTICLE XIII INDEMNIFICATION	~~105~~110
SECTION 13.01. Indemnities by the Borrower	~~105~~110
SECTION 13.02. Indemnification by the Servicer	~~108~~114
ARTICLE XIV MISCELLANEOUS	~~110~~115
SECTION 14.01. Amendments, Etc.	~~110~~115
SECTION 14.02. Notices, Etc.	~~111~~116
SECTION 14.03. Assignability; Addition of Lenders	~~111~~117
SECTION 14.04. Costs and Expenses	~~114~~119
SECTION 14.05. No Proceedings; Limitation on Payments	~~115~~120
SECTION 14.06. Confidentiality	~~115~~120
SECTION 14.07. GOVERNING LAW	~~116~~122
SECTION 14.08. Execution in Counterparts	~~117~~122
SECTION 14.09. Integration; Binding Effect; Survival of Termination	~~117~~122
SECTION 14.10. CONSENT TO JURISDICTION	~~117~~122
SECTION 14.11. WAIVER OF JURY TRIAL	~~118~~123
SECTION 14.12. Ratable Payments	~~118~~123
SECTION 14.13. Limitation of Liability	~~118~~123
SECTION 14.14. Intent of the Parties	~~119~~124
SECTION 14.15. USA Patriot Act	~~119~~124
SECTION 14.16. Right of Setoff	~~119~~124
SECTION 14.17. Severability	~~120~~125
SECTION 14.18. Mutual Negotiations	~~120~~125
SECTION 14.19. Captions and Cross References	~~120~~125
~~SCHEDULE I TO COMPLIANCE CERTIFICATE~~	~~1~~
SECTION 14.20. ESG Certificate	125

-iii-

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 21, 2020 by and among the following parties:

(i)             ENLINK MIDSTREAM FUNDING, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)            the Persons from time to time party hereto as Lenders;

(iii)           PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv)           ENLINK MIDSTREAM OPERATING, LP, a Delaware limited partnership, in its individual capacity (“EMO”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v)           PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent and as Sustainability Agent.

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Sale and Contribution Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means (i) the WF Deposit Account Control Agreement and (ii) each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement.

“Adjusted LIBOR” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1.00% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be

“Affiliate Collections” means, with respect to any Affiliate Receivable: (a) all funds that are received by any Affiliate of Parent or any other Person on their behalf in payment of any amounts owed in respect of such Affiliate Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Affiliate Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Affiliate Receivable and available to be applied thereon), (b) all proceeds of all Related Security with respect to such Affiliate Receivable and (c) all other proceeds of such Affiliate Receivable.

“Affiliate Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Person that is an Affiliate of Parent, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto; provided, however, that Affiliate Receivables shall exclude all Pool Receivables. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute an Affiliate Receivable separate from an Affiliate Receivable consisting of any such right to payment arising from any other transaction.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Contra Account Amount” means, at any time of determination, the aggregate Contra Account Amount of all Obligors at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-~~Terrorism Laws” means any Applicable Law relating to terrorism financing, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.~~Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which any EnLink Party or any of its Subsidiaries conduct business.

“Anti-Terrorism Laws” means any law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

3

similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

“Credit Insurance Policy” means a credit insurance policy naming the Borrower as insured and the Administrative Agent as an additional insured, which policy insures the payment of Pool Receivables owing by one or more Obligors.

“Credit Insurer” means each insurance company that provides a Credit Insurance Policy to the Borrower.

“Credit Party” means each Lender, the Structuring Agent, the Sustainability Agent and the Administrative Agent.

“Daily Report” means a report, in substantially the form of Exhibit I.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) ninety (90).

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1.00%, with 5/1000th of 1.00% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables (other than Specified Pool Receivables) that became Defaulted Receivables during such Fiscal Month, assign such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Eligible Supporting Letter of Credit (or take such steps as are necessary so that the related Originator can effect such subrogation or assignment in accordance with such terms). Simultaneously with receipt of such a payment in a Collection Account and upon such subrogation or assignment, the Administrative Agent shall be automatically deemed to have released and reconveyed to the Borrower, and the Borrower shall be automatically deemed to have released and reconveyed to the related Originator, any ownership or security interest it may have hereunder or otherwise (in the Administrative Agent’s case, on behalf of itself and the Lenders) in such rights, claims, guaranties, security, collateral or defenses so subrogated or assigned, to the extent necessary to permit such subrogation or assignment and shall execute such documents to evidence the same as shall be reasonably requested by the Borrower, in each case at the sole expense of the Borrower; provided, however, that (x) the Administrative Agent shall not be deemed to have released any such security interest it may have in related rights under such Eligible Supporting Letter of Credit which has been drawn on (including, without limitation, any right of the Borrower to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables) and (y) any release of claims or interests in any Receivable by the Borrower or any Originator to the applicable Eligible Supporting Letter of Credit Provider in an exchange for payment of an amount less than the Outstanding Balance of the related Receivable shall constitute a reduction to the Outstanding Balance of such Receivable by the Borrower or applicable Originator and the amount of any such reduction shall be a Deemed Collection payable pursuant to Section 4.01.

“Eligible Supporting Letter of Credit Provider” means a bank so designated in writing by the Administrative Agent to the Servicer (in the sole discretion of the Administrative Agent); provided that at any time after the long-term unsecured senior debt obligation of such bank is withdrawn or falls below a rating of (a) “BBB-” by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, that the Administrative Agent may revoke (in its sole discretion) any such designation by written notice, which revocation shall be effective on the date so designated, and on such effective date, each letter of credit issued or confirmed by such bank shall cease to be an Eligible Supporting Letter of Credit.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable that would otherwise be an Eligible Receivable if not more than thirty (30) days have expired since the date such Unbilled Receivable arose.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; or (d) that is located in a Sanctioned Jurisdiction, in each case with the result that any Credit Party would be in violation of any applicable Anti-Terrorism Laws if any Credit Party were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of such property.

“EnLink Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 11, 2018, by and among, inter alios, Parent, as borrower, and Bank of America, N.A., as administrative agent, as it may be amended, restated or otherwise modified from time to time, and any successor or replacement agreement with banks or other financial institutions that provides for revolving loans to Parent.

“EnLink Group” means, collectively, EnLink Midstream, LLC together with the rest of its consolidated subsidiaries.

“EnLink Manager” means EnLink Midstream Manager, LLC, a Delaware limited liability company, and its successors and assigns as managing member of EnLink Midstream, LLC or as the business entity with the ultimate authority to manage the business and operations of EnLink Midstream, LLC.

“Enlink Parties” means, collectively, the Borrower, each Originator, the Performance Guarantor, EnLink Manager, Parent and the Servicer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning set forth in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.12(d).

“Erroneous Payment Impacted Loan” has the meaning set forth in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.12(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 11.12(d).

“ESG Certificate” has the meaning set forth in Section 14.20.

“ESG Margin Effective Date” means the date mutually agreed to by the Borrower, the Administrative Agent and the Majority Lenders.

“ESG Reporting Month” has the meaning set forth in Section 14.20.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding.

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires an interest in the Loan or Commitment (for the avoidance of doubt, including, without limitation, by funding such Loan or becoming a party to this Agreement) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Sections 5.03(f), (g) or (i), and (d) any withholding Taxes imposed pursuant to FATCA.

“Exiting Lender” has the meaning set forth in Section 2.02(g).

“Facility Limit” means $~~300,000,000~~350,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement, treaty or convention entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement, treaty or convention.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is ninety (90) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), (iii) all other amounts owing to the Credit Parties and any other Borrower other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero percent (0.00%) per annum, then such rate shall be deemed to be zero percent (0.00%) per annum. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” means EnLink Midstream, LLC, a Delaware limited liability company.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“Payment Recipient” has the meaning set forth in Section 11.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA with respect to which any Originator, the Borrower, the Servicer, the Performance Guarantor, the Parent or any of their respective ERISA Affiliates may have any liability, contingent or otherwise.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Release” has the meaning set forth in Section 4.01(a).

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, ~~or~~ custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations ~~is in actual or probable~~represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or will cause any Credit Party to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (c) any Collateral becomes Embargoed Property.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate of the Borrower, the Servicer, any Originator, the Performance Guarantor, or the Parent which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $25,000,000.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Sale and Contribution Termination Event” has the meaning set forth in the Sale and Contribution Agreement.

“Sales Taxes” means sales, use or similar Taxes that are (i) imposed in connection with the sale of goods or services rendered, (ii) payable in connection with the Receivables and their creation and satisfaction and (iii) required by Applicable Law to be remitted by an Originator or the Borrower to a Governmental Authority. For the avoidance of doubt, “Sales Taxes” shall not include any Taxes imposed on or with respect to payments of Capital, Interest, or Fees under this Agreement.

“Sanctioned ~~Country~~Jurisdiction” means ~~a~~any country, territory, or region that is itself the subject ~~to a sanctions program maintained under any Anti-Terrorism Law, including any such country identified on the list maintained and published by OFAC from time to time~~of sanctions administered by OFAC~~.~~

“Sanctioned Person” means (~~i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained and published by OFAC from time to time, (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (iii) any individual person, group, regime, entity or thing listed~~ or otherwise recognized as a specially designated, prohibited, sanctioned or debarred ~~person, group, regime, entity or thing, or subject to any limitations or prohibitions (including the blocking of property or rejection of transactions), under any Anti-Terrorism Law.~~a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose laws apply to this Agreement.

“Scheduled Termination Date” means ~~October 20, 2023,~~September 24, 2024, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

governing body of such entity are at the time owned, or management of which is otherwise controlled, or both: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Supported Outstanding Balance” means, for any Receivable at any time that is supported in whole or in part by an Eligible Supporting Letter of Credit, the lesser of (a) the Outstanding Balance of such Receivable and (b) the face amount of such Eligible Supporting Letter of Credit.

“Sustainability Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, and additions to tax with respect thereto.

“Terminating Originator” has the meaning set forth in Section 8.3 of the Sale and Contribution Agreement.

“Terminating Originator Effective Date” has the meaning set forth in Section 8.3 of the Sale and Contribution Agreement.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (ii) the Net Receivables Pool Balance at such time.

“Tranche Period” means, with respect to any LIBOR Loan, a period of one, two, three or six months selected by the Borrower pursuant to Section 2.05. Each Tranche Period shall commence on a Tranche Reset Date and end on (but not including) the day which corresponds numerically to such Tranche Reset Date occurring one, two, three or six calendar months thereafter, as selected by the Borrower pursuant to Section 2.05; provided, however, that if the date any Loan made pursuant to Section 2.01 is not a Tranche Reset Date, the initial Tranche Period for such Loan shall commence on the date such Loan is made pursuant to Section 2.01 and end on the next Tranche Reset Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Tranche Reset Date” means, with respect to any LIBOR Loan, the Business Day on which the Borrower elects to change or continue the type of Interest Rate and/or Tranche Period borne by such LIBOR Loan pursuant to Section 2.05; provided, however, that there shall not be more than one (1) Tranche Reset Date for any Fiscal Month.

(g)           Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may from time to time advise the Administrative Agent in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent and each Lender shall notify the Borrower and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent or any Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent or such Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent and the applicable Lenders shall enter into such documents as the Administrative Agent and the applicable Lenders may deem necessary or appropriate to effect such extension, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the applicable Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Lender shall be an “Exiting Lender” for all purposes of this Agreement.

SECTION 2.03. Interest and Fees.

(a)           On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the Administrative Agent ~~and~~, the Structuring Agent and the Sustainability Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower and/or the Lenders and/or the Administrative Agent and/or the Structuring Agent and/or the Sustainability Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b)           Each Loan of each Lender and the Capital thereof shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest (including, for the avoidance of doubt, all Interest accrued on LIBOR Loans during an Interest Period regardless of whether the applicable Tranche Period has ended), Fees and Breakage Fees accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 2.04. Records of Loans. Each Lender shall record in its records, the date and amount of each Loan made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 5.06.     Benchmark Replacement Setting.

(a)           Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of USD LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided, however, no related Benchmark Replacement Date occurred as of such date.

(b)           ~~(a)~~ Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City) time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)           ~~(b)~~ Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(d)           ~~(c)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.06(~~d~~e) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 5.06.

(e)           ~~(d)~~ Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR~~, LMIR~~ or ~~Adjusted~~USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            ~~(e)~~ Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on ~~LMIR or Adjusted~~USD LIBOR, conversion to or continuation of Loans bearing interest based on ~~LMIR or Adjusted~~USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g)            ~~(f)~~ Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this Section 5.06(~~f~~g) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

~~(g)           This Section 5.06 provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of Adjusted LIBOR, LMIR or with respect to any alternative or successor rate thereto, or replacement rate therefor.~~

(h)           ~~The following defined terms~~Certain Defined Terms. As used in this Section 5.06 ~~have the meanings set forth below~~:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.06(~~d~~e), or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for LMIR is one month.

“Benchmark” means, initially, ~~LMIR or Adjusted~~USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event ~~or~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to ~~LMIR or Adjusted~~USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.06(~~a~~b) or Section 5.06(~~f~~g).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a USD LIBOR-based rate in relevant other U.S. dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement~~,~~”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)         the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3)	in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to Section 5.06, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4)	in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.06(~~d~~e) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.06(~~d~~e).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is ~~LMIR or Adjusted~~USD LIBOR, the occurrence of:

(1)	a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from ~~LMIR or Adjusted~~USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~LMIR or Adjusted~~USD LIBOR or, if no floor is specified, zero (0.00). As of the First Amendment Effective Date, the Floor is 0.00% per annum.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Borrower to the Administrative Agent, or (ii) notice by the Administrative Agent to the Borrower, that, at the determination of the Borrower or the Administrative Agent, as applicable, U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate as a benchmark rate, and (y) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~LMIR or Adjusted~~USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not ~~LMIR or Adjusted~~USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Secondary Term SOFR Conversion Date” has the meaning set forth in Section 5.06(~~f~~g).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 5.06 that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars. For the avoidance of doubt, each of Adjusted LIBOR and LMIR constitute USD LIBOR.

SECTION 5.07. Designation of a Different Lending Office.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 5.01, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)           the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, in accordance with Section 2.02(a);

(b)           the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages, Weekly Reports and/or Daily Reports required to be delivered hereunder on or prior to the date of such Credit Extension;

(c)           the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii), shall be satisfied; and

(d)           on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer St., Suite 1300, Dallas, Texas 75201. As of the Closing Date, the legal name of the Borrower is EnLink Midstream Funding, LLC.

(k)            Investment Company Act; Volcker Rule. The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l)             No Material Adverse Effect. As of the Closing Date, for the period from the date of formation of the Borrower through and ending on the Closing Date, there has been no Material Adverse Effect with respect to the Borrower.

(m)           Accuracy of Information. All Information Packages (if prepared by the Borrower or one of its Affiliates or any agent of the Borrower or its Affiliates, or to the extent that the information contained therein is supplied by the Borrower or an Affiliate of the Borrower or any agent of the Borrower or its Affiliates), Weekly Reports, Daily Reports, Loan Requests, certificates, reports, statements, documents and other written information (other than projections) furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, other than matters of a general economic nature or matters that generally affect any industry segment of the Borrower; provided that any such projections otherwise excluded from this clause (m) were made based on good faith assumptions of the Borrower and its Affiliates, which assumptions were believed to be reasonable by the Borrower and its Affiliates when made.

(n)           ~~Anti-Money Laundering/International Trade Law Compliance.~~ Sanctions and other Anti-Terrorism Laws. No: (i) Covered Entity: (x) is a Sanctioned Person~~. No Covered Entity, either in its own right or, knowingly,~~, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (y) directly, or indirectly through any third party, ~~(i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law~~engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, in violation of Applicable Laws relating to economic sanctions or other Anti-Terrorism Laws, or which otherwise are prohibited by any Applicable Laws of the United States of America or Applicable Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (ii) Collateral is Embargoed Property.

(q)            Investment Company Act. The Servicer is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

(r)            ~~Anti-Money Laundering/International Trade Law Compliance.~~ Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity: (i) is a Sanctioned Person~~. No Covered Entity, either in its own right or, knowingly,~~, nor any employees, officers, directors, affiliates,consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, ~~(i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law~~engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, in violation of Applicable Laws relating to economic sanctions or other Anti-Terrorism Laws, or which otherwise are prohibited by any Applicable Laws of the United States of America or Applicable Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (b) Collateral is Embargoed Property.

(s)            [Reserved].

(t)             Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)            Taxes. The Servicer has (i) timely filed or caused to be filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of each of clauses (i) and (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)            No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account.

(w)            ERISA. The Servicer’s assets are not (i) deemed to constitute Plan Assets or (ii) subject to any law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by any of the transactions contemplated by the Transaction Documents.

(x)             Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(t)             Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Intercompany Loans), (ii) the payment of accrued and unpaid interest on the Intercompany Loans and (iii) other legal and valid purposes.

(u)            Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)        The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)      The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)      The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v)            Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i)         The Borrower shall immediately notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event. If at any time any Collateral becomes Embargoed Property and a Borrowing Base Deficit exists at such time, in addition to all other rights and remedies available to the Credit Parties, upon request by the Administrative Agent or any of the Lenders, the Borrower shall provide substitute Collateral acceptable to the Administrative Agent and the Lenders that is not Embargoed Property.

(ii)        The Borrower shall conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Anti-Corruption Laws.

(iii)       ~~(v) Anti-Money Laundering/International Trade Law Compliance.~~  The Borrower ~~will~~shall not (a) become a Sanctioned Person~~. No Covered Entity, either in its own right or, knowingly, through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension~~ or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) in violation of Applicable Laws relating to economic sanctions or other Anti-Terrorism Laws, directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned ~~Country~~Person or Sanctioned ~~Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be knowingly~~Jurisdiction; (c) repay the Loans or pay any other Borrower Obligations with funds derived from any unlawful activity~~. The Borrower shall comply with all Anti-Terrorism Laws. The Borrower shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event. The Borrower has not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country~~; (d) permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Applicable Laws of the United States of America or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Credit Party to violate any sanctions administered by OFAC.

(w)            Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(x)             Taxes. The Borrower will (i) timely file or cause to be filed all income tax returns (federal, state and local) and all other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

Agreement, the Servicer (on behalf of the Borrower) shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer (on behalf of the Borrower) shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer (on behalf of the Borrower) to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent, except as set forth in Section 5.05(c) hereof.

(n)            Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary, or that the Administrative Agent may reasonably request, to perfect or to ensure, continue or establish the first-priority status of the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(o)            ~~Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or, knowingly, through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c)  engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be knowingly derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws. The Servicer shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.~~Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i)        The Servicer shall immediately notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event. If at any time any Collateral becomes Embargoed Property and a Borrowing Base Deficit exists at such time, in addition to all other rights and remedies available to the Credit Parties, upon request by the Administrative Agent or any of the Lenders, the Servicer shall cause the Borrower to provide substitute Collateral acceptable to the Administrative Agent and the Lenders that is not Embargoed Property.

(ii)       The Servicer shall, and shall cause its Subsidiaries and each other EnLink Party to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Anti-Corruption Laws.

(iii)       The Servicer shall not, and shall not permit any of its Subsidiaries or any other EnLink Party to, (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) in violation of Applicable Laws relating to economic sanctions or other Anti-Terrorism Laws, directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Loans or pay any other Borrower Obligations with funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Applicable Laws of the United States of America or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Credit Party to violate any sanctions administered by OFAC.

(p)            Taxes. The Servicer will (i) timely file or cause to be filed all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of each of clause (i) and clause (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(q)            Linked Accounts. Except for any Permitted Linked Account, the Servicer shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that at any time during the continuance of an Event of Default or an Unmatured Event of Default, the Servicer shall, if so instructed in writing by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Borrower’s or the Servicer’s receipt of such instruction.

(r)             Commingling. The Servicer will, and will cause each Originator to, at all times, ensure that for each Fiscal Month, that no more than 10.00% (or during the continuation of

(j)              the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(k)             ~~[reserved];~~any EnLink Party shall be or become a Sanctioned Person or the Borrower or the Servicer (as the case may be) shall breach Section 7.01(n), 7.02(r), 8.01(v) or 8.02(o);

(l)             either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, any Originator, the Servicer, the Performance Guarantor or the Parent or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 or Section 303(k) of ERISA with regard to any of the assets of the Borrower, the Servicer, any Originator, the Performance Guarantor or the Parent;

(m)           (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any of the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any of the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any of the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); or (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)            The Borrower or the Servicer’s assets are (i) deemed to constitute Plan Assets or (ii) subject to any law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by any of the transactions contemplated by the Transaction Documents;

Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10.    Structuring Agent and Sustainability Agent. Each of the parties hereto hereby acknowledges and agrees that each of the Structuring Agent and the Sustainability Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s or the Sustainability Agent’s, as applicable, right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent or the Sustainability Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11.    LIBOR Notification. Section 5.06 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that ~~Adjusted LIBOR or LMIR~~the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Adjusted LIBOR” or “LMIR” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

SECTION 11.12.    Erroneous Payments.

(a)             If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender, such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)        (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)       such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12(b).

(c)             Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loan”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the loans (but not Commitments) of the Erroneous Payment Impacted Loan, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 14.03 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)             The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by the Borrower or any other EnLink Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other EnLink Party for the purpose of making such Erroneous Payment.

(f)             To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.

SECTION 14.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits (other than deposits, if any, held by such Credit Party in a custodial account or similar fiduciary capacity with respect to payroll or trust Tax collection and remittance) and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts owing by the Borrower or the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20.     ESG Certificate. On or before the Monthly Settlement Date immediately following the ESG Margin Effective Date (the calendar month of such Monthly Settlement Date, the “ESG Reporting Month”) and on or before the Monthly Settlement Date occurring in the ESG Reporting Month for each successive year until the Final Payout Date, the Servicer shall furnish to the Administrative Agent a certificate in form reasonably satisfactory to the Administrative Agent (each, an “ESG Certificate”) containing calculations, mutually agreed by the Borrower, the Administrative Agent and each Lender, for the prior calendar year, in reasonable detail, together with supporting information in connection therewith, signed by a Financial Officer of the Servicer and certified as being true, complete and correct in all material respects. Each party hereto hereby agrees that the Administrative Agent shall not have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Servicer (or any of the data or computations that are part of or related to any such calculation) set forth in any ESG Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). Notwithstanding anything in this Agreement to the contrary, the failure to deliver an ESG Certificate under this Section 14.20 shall not constitute an Event of Default or an Unmatured Event of Default.

[Signature Pages Follow]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

PNC CAPITAL MARKETS LLC,
as Structuring Agent and as Sustainability Agent

By:
Name:
Title:

S- 2	Receivables Financing Agreement

EXHIBIT A

Form of Loan Request

[Letterhead of Borrower]

[Date]

[Administrative Agent]

[Lenders]

Re:     Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of October 21, 2020 among EnLink Midstream Funding, LLC (the “Borrower”), EnLink Midstream Operating, LP, as Servicer (the “Servicer”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the aggregate amount of [$_______] to be made on [_____, 20__] (of which $[___] will be funded by PNC and $[___] will be funded by [___]. The proceeds of such Loan should be deposited to [Account Number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$_______].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

Exhibit A- 1

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF BORROWER]

[Date]

[Administrative Agent]

[Lenders]

Re:     Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of October 21, 2020 among EnLink Midstream Funding, LLC (the “Borrower”), EnLink Midstream Operating, LP, as Servicer (the “Servicer”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Borrower hereby notifies the Administrative Agent and the Lenders that it shall prepay the outstanding Capital of the Lenders in the amount of [$_______] to be made on [_____, 20_]. After giving effect to such prepayment, the Aggregate Capital will be [$_______].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such reduction, the Aggregate Capital at such time shall not be less than an amount equal to the Minimum Funding Threshold.

Exhibit B- 1

EXHIBIT C

[Form of Assignment and Acceptance Agreement]

Dated as of ___________, 20__

Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Interest (if any) allocable to Capital assigned:	$[_____]
Interest (if any) allocable to Assignor’s remaining Capital:	$[_____]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [__________]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(a) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under that certain Receivables Financing Agreement, dated as of October 21, 2020 among EnLink Midstream Funding, LLC, as Borrower, EnLink Midstream Operating, LP, as Servicer, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit C- 1

EXHIBIT G

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of October 21, 2020 among EnLink Midstream Funding, LLC, as Borrower (the “Borrower”), EnLink Midstream Operating, LP, as Servicer (the “Servicer”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent and as Sustainability Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.            I am the duly elected ________________of the Servicer.

2.            I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3.            The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4.            Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5.          Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit G- 1

SCHEDULE I

Commitments

PNC Bank, National Association
Party	Capacity	Commitment
PNC Bank, National Association	Lender	$~~300,000,000~~350,000,000

Schedule I- 1